Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter referred to as “Agreement”) is dated and effective as of the date of the last signature below (“Effective Date”), by and among Business Logic Holding Corporation (“Business Logic”), Ibbotson Associates, Inc. (“Ibbotson”), and Morningstar, Inc. (“Morningstar”).  Business Logic, Ibbotson, and Morningstar are sometimes collectively referred to herein as “Parties” or individually referred to as “Party.”

Article 1 — Recitals

1.1                              Morningstar acquired Ibbotson on March 1, 2006, and at all times thereafter Ibbotson has been a wholly owned subsidiary of Morningstar.

1.2                              On November 20, 2009, Business Logic filed a complaint in the Circuit Court of Cook County, Illinois, Chancery Division (Case No. 09 CH 46687) (the “Litigation”), naming Ibbotson and Morningstar as defendants.

1.3                              On October 30, 2013, the Litigation was transferred to the Circuit Court of Cook County’s Law Division, and in due course assigned to Judge Patrick J. Sherlock.

1.4                              Business Logic asserted various causes of action in the Litigation, including claims for breach of contract and trade secret misappropriation, and sought, inter alia, compensatory damages, exemplary damages, attorneys’ fees, costs, and injunctive relief.

1.5                              In the Litigation, Business Logic alleged the breach of a Reseller and Maintenance Agreement (the “RMA”) entered into between Business Logic and Ibbotson on March 5, 2003, as amended from time to time thereafter.

1.6                              During the course of the Litigation, Ibbotson and Morningstar disputed the material allegations of the complaint and asserted a counterclaim and various affirmative defenses.

1.7                              By entering this Agreement, none of the Parties admits any wrongdoing or concedes the validity or invalidity of any position taken by any of the other Parties.

1.8                              In light of the risk and uncertainty inherent in a dispute of this nature, the Parties mutually desire to settle and resolve the dispute that gave rise to the Litigation and to terminate the Litigation.

Article 2 — Definitions

In addition to terms defined above or elsewhere in the body of the Agreement, the following terms, when used with initial capital letters, shall have the meanings set forth below:

2.1                              “Business Logic Affiliate” means any entity of which at least a majority of its voting stock or other voting interests is owned or controlled, directly or indirectly, by Business Logic.  This includes, but is not limited to, Next Capital Group, Inc. (“NextCapital”).

2.2                              “Business Logic IP” means the Business Logic Software, Business Logic Trade Secrets, Business Logic Materials, and Business Logic Know-How, collectively.

2.3                              “Business Logic Know-How” means any residual know-how obtained as a result of the relationship described in the RMA, or as a result of any possession or use of the Business Logic Software, Business Logic Materials, or Business Logic Trade Secrets, including undocumented information that originated with Business Logic and was communicated to any employee, agent, or representative of any Morningstar Affiliate or Morningstar Client.

2.4                              “Business Logic Materials” means (a) any and all “Documentation” (as defined in Section 1(c) of the RMA and in any amendment to the RMA), and (b) any Business Logic “Confidential Information” (as defined in Section 6(a) of the RMA) provided to an employee or representative of a Morningstar Affiliate or an employee or representative of a Morningstar Client during the term of the RMA, including any “Disengagement Period” (as defined in Section 12(c) of the RMA).  For the sake of clarity, as used herein the term “Business Logic Materials” includes materials delivered in any form via any medium to any employee, agent, or representative of any Morningstar Affiliate or Morningstar Client.

2.5                              “Business Logic Released Parties” means Business Logic, any Business Logic Affiliate, and all of their successors, assigns, agents, servants, officers, directors, present and former employees, attorneys, and representatives.

2.6                              “Business Logic Software” means Business Logic’s proprietary software as identified and defined in Section 1(a) of the RMA and in any amendment to the RMA.  For the sake of clarity, as used herein “Business Logic Software” includes software delivered in any form via any medium to any employee, agent, or representative of any Morningstar Affiliate or Morningstar Client.

2.7                              “Business Logic Trade Secrets”  means any and all of the trade secrets Business Logic asserted in the Litigation, as reflected in its written discovery responses, and any other trade secrets embodied by, embedded in, incorporated in, or reflected in Business Logic Software and/or Business Logic Materials.

2.8                              “Morningstar Affiliate” means Morningstar, Ibbotson, or any other entity of which at least a majority of its voting stock or other voting interests is owned or controlled, directly or indirectly, by Morningstar.

2.9                              “Morningstar Client” means any entity or individual that is, was, or hereafter becomes a party to an agreement with a Morningstar Affiliate.

2.10                       “Morningstar Released Parties” means Morningstar, Ibbotson, any Morningstar Affiliate and all of their successors, assigns, agents, servants, officers, directors, present and former employees, attorneys, and representatives.

Article 3 — Undertaking By Ibbotson and Morningstar

3.1                              Settlement Payment.

(a) In partial consideration for Business Logic’s execution of this Agreement and the promises contained herein, Ibbotson or Morningstar will pay Business Logic the sum of $61,000,000 (sixty-one million dollars) (the “Settlement Payment”).  Of that total sum, $15,000,000 (fifteen million dollars) shall be paid on or before July 23, 2014, and the balance of $46,000,000 (forty-six million dollars) shall be paid on or before August 17, 2014. The payments shall be made via wire transfer to an account identified in writing by Business Logic at the time the Agreement is executed.

(b) Business Logic, Ibbotson and Morningstar agree that the Settlement Payment shall be allocated as follows:  $ 55,000,000 (fifty-five million) in consideration for damages that have been incurred by Business Logic prior to the Effective Date of the Agreement (“Past Damages”), and $ 6,000,000 (six million) in consideration for the rights granted by Business Logic pursuant to Article 4.4 of the Agreement (“Future Consideration”).  The Parties further agree that Past Damages includes: (i) damages to the Business Logic Trade Secrets in the hands of Business Logic (“Trade Secret Damages”), (ii) lost profits and other opportunities of Business Logic (“Lost Profits”), and (iii) other undertakings by Business Logic pursuant to this Agreement (“Other Undertakings”).

(c)  Business Logic, Ibbotson, and Morningstar agree (i) that the allocation of Past Damages to Lost Profits shall be $17,400,000 (seventeen million four-hundred thousand); (ii) that the allocation of Past Damages to Other Undertakings shall be $1,600,000 (one million six-hundred thousand); and (iii) that the allocation of Past Damages to Trade Secret Damages shall be no greater than $36,000,000 (thirty-six million), with the specific amount allocated being an amount reasonably determined by Business Logic within 90 (ninety) days of the Effective Date of this Agreement.  The Parties further agree that, with respect to the allocations of the difference, if any, between the maximum amount of Past Damages allocable to Trade Secret Damages and the amount of Past Damages actually allocated to such item pursuant to Article 3.1(c)(iii) above, such difference, if any, shall, notwithstanding anything else in this Agreement, be allocated 90 (ninety) percent to Lost Profits and 10 (ten) percent to Other Undertakings.

3.2                              Dismissal.  In partial consideration for Business Logic’s execution of this Agreement and the promises contained herein, Ibbotson and Morningstar will execute a joint request to dismiss, with prejudice, any and all claims and defenses asserted in the Litigation, and all such other papers as the court may require to give effect to the termination of the Litigation.

3.3                              General Release of Claims.  In partial consideration for Business Logic’s execution of this Agreement and the promises contained herein, Ibbotson and Morningstar hereby release and forever discharge the Business Logic Released Parties from any and all claims, demands, and causes of action of any kind or nature whatsoever that they now have or ever had, whether known or unknown, against the Business Logic Released Parties with respect to any matter, fact, statement, or thing occurring prior to the Effective Date of this Agreement including, without limitation, any and all claims that were asserted or could have been asserted in the Litigation.  Further, Morningstar and Ibbotson will hold Business Logic harmless for any claim brought directly against Business Logic by a Morningstar Client relating to any software supplied to the Morningstar Client by any Morningstar Affiliate.

3.4                              Additional Mutual Undertaking.  In partial consideration for Business Logic’s execution of this Agreement and the promises contained herein, Ibbotson and Morningstar agree to comply with the obligations imposed on all Parties to this Agreement as found in Article 6.

Article 4 — Undertaking by Business Logic

4.1                              Dismissal.  In partial consideration for Ibbotson and Morningstar’s execution of this Agreement and the promises contained herein, Business Logic will execute a joint request to dismiss, with prejudice, any and all claims and defenses asserted in the Litigation, and all such other papers as the court may require to give effect to the termination of the Litigation.

4.2                              General Release of Claims.  In partial consideration for Ibbotson and Morningstar’s execution of this Agreement and the promises contained herein, Business Logic hereby releases and forever discharges the Morningstar Released Parties from any and all claims, demands, and causes of action of any kind or nature whatsoever that it now has or ever had, whether known or unknown, against the Morningstar Released Parties with respect to any matter, fact, statement, or thing occurring prior to the Effective Date of this Agreement including, without limitation, any and all claims that were asserted or could have been asserted in the Litigation.

4.3                              Release of Morningstar Clients.  In partial consideration for Ibbotson and Morningstar’s execution of this Agreement and the promises contained herein, Business Logic hereby releases and forever discharges the Morningstar Clients from any and all claims, demands, and causes of action of any kind or nature whatsoever that it now has or ever had, whether known or unknown, against the Morningstar Clients with respect to any matter, fact, statement, or thing occurring prior to the Effective Date of this Agreement relating to the acquisition, disclosure, license, possession, or use of Business Logic Software, Business Logic Materials, Business Logic Trade Secrets, or Business Logic Know-How.

4.4                              Freedom To Operate; License.  In light of and to give effect to Business Logic’s agreement that Ibbotson, Morningstar, the Morningstar Affiliates and the Morningstar Clients shall have, going forward, the freedom to operate without threat of Business Logic bringing any claim seeking an injunction or any other form of relief against any of them, Business Logic hereby grants to Ibbotson, Morningstar, all Morningstar Affiliates, and the Morningstar Clients a non-exclusive, fully paid-up, perpetual, irrevocable, worldwide license to use (a) the Business Logic Software; (b) the Business Logic Trade Secrets; (c) the Business Logic Materials; and (d) the Business Logic Know-How.  For the sake of clarity, this license does not extend to software, materials, trade secrets, or know-how that was not provided by Business Logic to any Morningstar Affiliate or Morningstar Client prior to the Effective Date of this Agreement.  If Morningstar or Ibbotson fails to timely pay either installment of the Settlement Payment pursuant to Article 3.1, Business Logic shall have the right to cancel the license granted in this Article 4.4 by giving written notice pursuant to Article 7.5.  If the failure to timely pay is cured within 7 (seven) calendar days of the due date, the license shall be automatically reinstated.  To the extent the rights granted under this Article 4.4 conflict with any obligations or restrictions imposed by any provision of the RMA, this Article 4.4 supersedes and displaces any such provision.

4.5                              Additional Mutual Undertaking.  In partial consideration for Ibbotson and Morningstar’s execution of this Agreement and the release, license, and promises contained herein, Business Logic agrees to comply with the obligations imposed on all Parties to this Agreement as found in Article 6.

4.6                              Undertaking By NextCapital.  In recognition of its status as a controlled subsidiary of Business Logic and an assignee of certain intellectual property rights once held by Business Logic, NextCapital is separately executing this Agreement for the sole and limited purpose of acknowledging that to the extent it owns any interest in Business Logic IP, as defined in this Agreement, said interest is subject to the rights granted to Ibbotson, Morningstar, Morningstar Affiliates, and Morningstar Clients pursuant to Article 4.4 of this Agreement.

Article 5 — Ownership of Claims; Indemnification

5.1                              Ownership; Authority.  Each party to this Agreement represents and warrants to the other that it has full power and authority to enter into this Agreement.  Business Logic represents that it owns all right, title, and interest to the claims asserted against Morningstar and Ibbotson; that it has the right and authority to grant the releases contained in Article 4 of the Agreement; that it has all necessary right, title, and interest to grant the license to use and ensure the freedom to operate under the Business Logic IP, as set forth in Article 4.4; that in 2013, Business Logic assigned to NextCapital, a controlled subsidiary of Business Logic, certain intellectual property rights of Business Logic; that notwithstanding the assignment of intellectual property rights to NextCapital, Business Logic retains the right to license the Business Logic IP; and that other than the assignment of intellectual property rights to NextCapital referenced here, Business Logic has not transferred, assigned, pledged any interest in the Business Logic IP to any other person or entity such as to interfere with the rights granted in Article 4.4.

5.2                              Non-Encumbrance.  The Parties further represent and warrant that they have read and understand this Agreement, have consulted with their respective legal counsel regarding its effect, and that neither they, nor any of the Parties on whose behalf this Agreement has been entered into, have assigned, encumbered, transferred, or in any other manner limited their ability to compromise the claims encompassed by this Agreement, and that no other party, person, corporation, or agency has any right, title, or interest in or to any of the claims covered by this Agreement.

5.3                              Indemnification.  Business Logic shall indemnify and hold Ibbotson and Morningstar harmless from all liabilities, damages, expenses and losses incurred as a result of the breach of the warranties and representations set forth in Article 5.

Article 6 — Confidentiality; Statement As To Derivation

6.1                              Confidentiality.  Business Logic, Ibbotson, and Morningstar acknowledge that the Protective Order Regarding Confidentiality entered May 24, 2011 (as amended) (the “Protective Order”) survives the resolution of the Litigation, and that the court has retained jurisdiction to resolve any dispute concerning the use of Confidential Information as defined therein. The Parties therefore mutually agree to abide by the terms of the Protective Order in making statements concerning the Litigation, the Agreement, or the subject of the Litigation.  Other than the aforementioned and subject to Article 6.3, the terms of this Agreement are not confidential and may be publicly disclosed after execution of the Agreement.

6.2                              Statement As To Derivation Of Software.  Business Logic, Ibbotson, and Morningstar agree that the statement attached hereto as Exhibit A is an accurate statement concerning the derivation of certain components of software that is currently licensed and used by Morningstar Clients.

6.3                              Limits On Public Comment Regarding Litigation.  In light of the fact that the Litigation was terminated prior to any trial or appeal and the Parties’ mutual interest in resolving the dispute, the Parties agree not to make any public statement or comment to the press (directly or via any press release) concerning rulings by the court during the Litigation that were contested by the other Party.  Nothing herein shall limit any Party from making any statement it reasonably believes is required by law, such as any statement made that is necessary to comply with a Party’s disclosure obligations under applicable securities law or regulations, or in response to an inquiry by any regulator.

Article 7 — Miscellaneous

7.1                              Choice Of Law; Venue.  This Agreement shall be construed in accordance with and be governed by the laws of the State of Illinois, without reference to conflict of laws principles. Any action or proceeding arising out of or related to this Agreement may only be brought in a court of competent jurisdiction in the State of Illinois.

7.2                              Waiver Of Jury Right.  The Parties agree that any future claim alleging any breach of this Agreement (including without limitation claims concerning the releases, license, or other covenants contained herein) shall be tried to the court and not a jury.  For the sake of clarity, the Parties hereby expressly waive their respective rights to have a jury determine any claims between them arising out of this Agreement.  Notwithstanding the foregoing, Business Logic retains its right to demand a jury in any suit based on Morningstar or Ibbotson’s failure to make the Settlement Payment called for in Article 3.1.

7.3                              Dispute Resolution.  In the event any dispute arises between Parties to this Agreement, before resorting to litigation the Parties agree to attempt to resolve the dispute in the following manner.  First, the Parties, directly or through their representatives, will make a good faith attempt to reach a negotiated resolution of any dispute within 30 (thirty) days of the delivery of written notice of any disputed issue (the “Notice of Dispute”).  Second, if the Parties are not able to resolve the issue on their own within the time period specified, they shall attempt to resolve the dispute by employing the services of a professional mediator located in Chicago, Illinois.  Any such mediation shall take place within 60 (sixty) days of one Party providing another notice of a request for mediation (“Request for Mediation”).  The time periods of this Article 7.3 may be modified by agreement of the Parties, confirmed in writing.  If the matter is mediated, each Party shall bear its own costs and shall equally split the costs of engaging the services of the mediator.  Only after mediation proves unsuccessful shall litigation be brought by any Party.

7.4                              Attorneys’ Fees; Costs.  Business Logic, Ibbotson, and Morningstar each will bear its own attorneys’ fees and costs incurred in connection with this Litigation and any future proceedings to resolve any disputes arising under and/or to enforce this Agreement.

7.5                              Notice.  All notices hereunder shall be in writing and shall be deemed to have been duly given as of the date delivered if (a) hand-delivered or placed for delivery with a nationally recognized overnight delivery service with the means to confirm delivery (such as Federal Express, UPS, or the United Postal Service Express Mail); and (b) sent as an attachment to an email to the following designated representative(s):

In the case of Ibbotson and Morningstar:

Richard E. Robbins

General Counsel and Corporate Secretary

Morningstar, Inc.

22 W. Washington Street

Chicago, Illinois  60602

richard.robbins@morningstar.com

Paul E. Veith

Sidley Austin LLP

1 South Dearborn

Chicago, Illinois  60603

pveith@sidley.com

In the case of Business Logic:

Bill Patterson

General Counsel, COO

Next Capital

328 South Jefferson Street

Suite 920

Chicago, Illinois  60661

pattersonb@nextcapital.com

P. Stephen Fardy

Swanson, Martin & Bell, LLP

330 North Wabash, Suite 3300

Chicago, Illinois  60611

sfardy@smbtrials.com

Such addresses may be altered by written notice given in accordance with this Article 7.5.

7.6                              Assignment.  The obligations, representations, and warranties of Business Logic, Ibbotson, and Morningstar contained in this Agreement shall survive the execution and delivery of this Agreement and shall be binding on them and their successors-in-interest.  The Parties’ rights and obligations pursuant to this Agreement may be assigned or transferred in whole or in part by contract, by operation of law or in connection with a corporate transaction or reorganization, and shall inure to the benefit of, and be assumed and be binding on, any such assignee, transferee or successor-in-interest, which shall include, but not be limited to, (a) any entity or person which acquires a majority of the voting stock or other voting interest of any of the Parties; or (b) any entity or person which acquires all or part of any the business of any Morningstar Affiliate where such business involves the use of Business Logic IP.  A Party assigning this Agreement or the rights or obligations hereunder in accordance with this Article 7.6 shall remain liable for such obligations.

7.7                              Disposition Of Business Logic IP.  Before any assignment, transfer, sale, divestiture or other alienation of or change of control with respect to the Business Logic IP or any portion thereof to any third party (the “Acquiring Party”) occurring after the Effective Date, and as a condition precedent to any such transaction, Business Logic shall provide the Acquiring Party written notice that the Acquiring Party’s interest in the Business Logic IP or any portion thereof is subject to the rights granted by Business Logic in this Agreement.

7.8                              Integration.  It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertaking as provided herein.  In the Agreement, the Parties have incorporated all representations, warranties, covenants, commitments and undertakings on which they have relied before entering into this Agreement and, except as provided for herein, no Party has made any covenant or other commitment to another concerning its future action. Accordingly, this Agreement constitutes the entire agreement and understanding among the Parties with respect to the matters contained herein, and there are no prior oral or written promises, representations conditions, provisions or terms related thereto other than those set forth in this Agreement.

7.9                              Headings.  The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of the Agreement.

7.10                       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

This Agreement is signed on the dates set forth below by duly authorized representatives of Business Logic, NextCapital (for the limited purpose indicated in Article 4.6), Ibbotson, and Morningstar, respectively.

BUSINESS LOGIC HOLDING CORPORATION

By:	John C. Patterson

Printed:	/s/ John C. Patterson

Date:	July 17, 2014

IBBOTSON ASSOCIATES, INC.

By:	Thomas Idzorek

Printed:	/s/ Thomas Idzorek

Date:	July 17, 2014

MORNINGSTAR, INC.

By:	Joe Mansueto

Printed:	/s/ Joe Mansueto

Date:	July 17, 2014

For the limited purpose indicated in Article 4.6:

NEXTCAPITAL GROUP, INC.

By:	John C. Patterson

Printed:	/s/ John C. Patterson

Date:	July 17, 2014

EXHIBIT A — Agreed Statement

For several years, Ibbotson Associates, Inc. (“Ibbotson”) and Business Logic Holding Corporation (“Business Logic”) offered software incorporating Ibbotson’s Wealth Forecasting Engine and Business Logic’s Advice and Managed Accounts platform.  After terminating its relationship with Business Logic, Ibbotson developed software currently used by several Ibbotson clients.  The new software was partially developed using Business Logic’s Advice and Managed Accounts platform.  Business Logic now operates as NextCapital Group, Inc.